Exhibit 99.1

Toreador Provides Operational Update

PARIS--(BUSINESS WIRE)--February 1, 2011--Regulatory News:

Toreador Resources Corporation (NASDAQ: TRGL) (Paris: TOR) today announced the following operational update:

Toreador confirmed that final preparations are underway to implement a comprehensive “proof of concept” drilling program that targets the Paris Basin Liassic resource play. Toreador reaffirmed the details as follows:

  Preparations for Phase 1 began last summer and the mobilization of the drilling rig is expected within weeks. Construction of the first drilling pad is resuming a normal pace after enduring poor weather conditions in December and January. The Eurorig class land-drilling rig, the KCA Deutag T-208, will be used for the entire program and is in compliance with the latest European regulations. Site and drilling operations will be carried out under the supervision of Toreador’s partner, Hess Oil France SAS.
  The initial two wells will be drilled during the first and second quarters of 2011 to total depths of approximately 3,000 meters. The wells will be drilled vertically to acquire new data via conventional cores and electric wireline logs. The first well will be drilled in close proximity to a previous well, which encountered two layers within the Liassic shale section and flowed oil. The Liassic section in each well is expected to be encountered at an approximate depth of 2,300 meters.
  Plans for Phase 1 wells three through six will be finalized in the second quarter 2011 and will be drilled over the balance of the year.

Concession Renewals

As discussed in Toreador’s operational update issued on January 3, 2011, Toreador is still awaiting the execution and publication of the decrees relating to the renewal of the Châteaurenard Concession and of the Saint-Firmin-des-Bois Concession. On the basis of the prior information provided by French authorities Toreador continues to believe that the concessions will be renewed retroactively to January 1, 2011, and continue to operate on such concessions.

The renewal of these conventional oil concessions is not related in any way to Toreador's exploration permits, on which Hess and Toreador agreed to carry out shale exploration work under the investment agreement dated May 10, 2010.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil properties in France. The company’s website, www.toreador.net, provides more information about Toreador.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Toreador Resources Corporation
Shirley Z. Anderson, Corporate Secretary
T: +1 469 364-8531